Exhibit 10.42

ASSET PURCHASE AGREEMENT

by and between

ST ENGINEERING HACKNEY, INC.,

as Seller,
and
WORKHORSE GROUP, INC.,
as Buyer

Dated as of October 31, 2019

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2019, by and between ST Engineering Hackney, Inc., a Delaware corporation, having an office at 911 West 5th Street, Washington, NC 27889 (“Seller”), and Workhorse Group, Inc., a Nevada corporation, having an office at 100 Commerce Drive, Loveland, Ohio 45140 (“Buyer”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article 1.
RECITALS
A. Seller desires to sell, transfer, and assign to Buyer, and Buyer desires to buy from Seller certain assets of Seller, including the assets used in or relating to the performance of Seller’s Contract No. 3DVPRT-16-B-0060 with the United States Postal Service (“USPS”) under the Next Generation Delivery Vehicles NGDV – Prototypes Program (the “Prime Contract”), and Seller desires to transfer to Buyer, and Buyer desires to assume certain Liabilities of Seller arising in connection with the Prime Contract and the transferred assets all upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article 1
DEFINITIONS
1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit A.
“Bill of Sale” means a bill of sale in substantially the form of Exhibit B.
“Business Day” means a day other than a Saturday or a Sunday or other day on which commercial banks in Delaware are authorized or required by Law to close.
“Claim” means any and all demands, charges, complaints, actions, causes of action, suits, proceedings and hearings, including administrative actions, proceedings or hearings.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the closing price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the closing price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of Buyer, the fees and expenses of which shall be paid by Buyer.
“Common Stock” means the common stock of Buyer, par value $0.0001 per share.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated 3/28/2019, by and between Seller and Buyer.
“Contracts” means all executory contracts, agreements, subcontracts, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or oral, that are legally binding.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Power, Standing); Section 4.2 (Due Authorization); Section 4.5 (Brokers); and Section 4.6 (Title).
“GAAP” means United States generally accepted accounting principles.
“Government Contract Representations” means the representations and warranties set forth in Section 4.4 (Compliance with Laws).
“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.
“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any non-U.S. country or any domestic or non-U.S. state, county, city or other political subdivision or of any Governmental Entity.
“Liabilities” means any direct or indirect liability, indebtedness, Claim, Loss, damage, deficiency, assessment, penalty, obligation or responsibility of any kind or nature, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, asserted or unasserted, due or to become due, accrued, absolute, known or unknown, contingent or otherwise, including those arising under any Law, Order and those arising under the Contracts.
“Lien” means any lien, encumbrance, pledge, security interest, mortgage, deed of trust or restriction on transfer of title or voting, except for any restrictions on transfer generally arising under applicable federal or state securities Laws.
“Losses” means all assessments, levies, losses, Taxes, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses incurred in investigating or defending a third party Claim; provided, however, that Losses shall exclude punitive damages (except to the extent punitive damages are payable to a third party in respect of a third party Claim) and consequential damages (except to the extent reasonably foreseeable).
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Proceeding” means any action, suit, proceeding or arbitration by any Person, or any investigation or audit by any Governmental Entity.
“Production Contract” means the contract to be awarded by the United States Postal Service for the production of vehicles under the Next Generation Delivery Vehicle program, which is the follow-on procurement to the Prime Contract.
“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
“Registrable Securities” means the Escrow Shares, as defined below. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Buyer and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations.
“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all Registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Common Stock is then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for Buyer;
(E) reasonable fees and disbursements of all independent registered public accountants of Buyer incurred specifically in connection with such Registration; and
(F) reasonable fees and expenses of one (1) legal counsel selected by Sellers.

“Registration Statement” means a registration statement filed by Buyer with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Retained Taxes” means: (i) any Liability of Seller or its Affiliates for Taxes; (ii) any Liability of Seller for income, transfer, sales, use, excise, stamp, recording, registration and other Taxes arising in connection with the consummation of the Transactions (including any income Taxes arising because Seller is transferring the Assumed Liabilities and/or the Acquired Assets (including the Prime Contract)); or (iii) any Liability of Seller for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.
“SEC” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.
“Tax” or “Taxes” means any and all: (i) domestic or foreign federal, provincial, state or local Taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever; (ii) interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Entity in connection with (a) any item described in clause (i) or (b) the failure to comply with any requirement imposed with respect to any Tax Returns; and (iii) Liability in respect of any items described in clause (i) and/or (ii) payable by reason of contract, assumption, transferee Liability, operation of Law or otherwise.
“Tax Returns” means any report, return, statement, registration or other written information, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied to a Governmental Entity in connection with any Tax.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).
“Transaction Documents” means: (i) this Agreement; (ii) the Assignment and Assumption Agreement; (iii) the Bill of Sale; and (iv) all other agreements, certificates and instruments to be executed by Buyer and/or Seller at or prior to or in connection with the Closing and this Agreement.
“Transactions” means the transactions contemplated by the Transaction Documents.
1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective Sections of this Agreement set forth opposite each such term below:

Term	Section
Acquired Assets	2.1
Adjustment Date	3.3
Agreed Allocation	3.7
Agreement	Preamble
Agreement Matters	4.9
Assumed Liabilities	2.3
Buyer	Preamble
Closing	3.1
Closing Date	3.1
Escrow Agent	3.3
Escrow Shares	3.3
Prime Contract	Recitals
Proposed Allocation	3.7
Purchase Price	3.2
Retained Assets	2.2
Retained Liabilities	2.4
Seller	Preamble
USPS	Recitals
1.3 Accounting Terms. All accounting terms shall have the meaning specified by GAAP unless otherwise specified.
1.4 Monetary Terms. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.
Article 2
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby acquires and accepts from Seller, all of Seller’s right, title and interest in and to the properties, rights and assets (but in all cases excluding the Retained Assets) of Seller described on Schedule 2.1, as and to the extent existing on the Closing Date (such properties, rights and assets are hereinafter collectively referred to as the “Acquired Assets”), free and clear of all Liens.
Notwithstanding the foregoing, (i) Seller may retain and use copies of any records included in the Acquired Assets that are required to be retained by Seller pursuant to any legal requirement or are reasonably necessary, solely for regulatory compliance purposes, for financial reporting purposes, for Tax purposes, or otherwise in connection with the Retained Liabilities, subject in all cases to the Confidentiality Agreement and (ii) Seller will retain the right to use any data and intellectual property rights included in the Acquired Assets, including but not limited to any copies, knowledge, or know-how related to the Acquired Assets, subject to usage of such rights in compliance with the provisions of Section 6.8.
2.2 Retained Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all properties, rights and assets of Seller (or any of its Affiliates) not expressly described in Section 2.1 (collectively, the “Retained Assets”) are not part of the sale, transfer, and assignment contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller (or such Affiliates) after the Closing. Without limiting the generality of the foregoing, all cash, trade credits and accounts receivable of Seller are Retained Assets. Buyer shall have no right or license under this Agreement to utilize or exploit any Retained Assets, and shall have no access to any Retained Assets. Buyer shall not, directly or indirectly, utilize, exploit or take any other advantage of any Retained Assets.
2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, and in consideration of the sale and assignment of the Acquired Assets pursuant to Section 2.1, Buyer hereby assumes and agrees to pay, perform, satisfy and discharge when due all Liabilities listed on Schedule 2.3 required to be paid or performed after the Closing Date (but excluding those that arise from Seller’s breaches before the Closing Date) (collectively, the “Assumed Liabilities”).
2.4 Liabilities Not Assumed. Notwithstanding anything to the contrary contained in Section 2.3 or elsewhere in this Agreement, Buyer shall not assume and shall not be liable for any Liabilities of Seller not expressly described in Section 2.3 (collectively, the “Retained Liabilities”). For avoidance of doubt, Retained Liabilities shall include Retained Taxes, as well as (i) Seller’s accounts payable, (ii) Seller’s employee-related liabilities, (iii) violations by Seller of applicable Law, and (iv) violations by Seller of Contracts to which Seller is a party, in each case, to the extent related to the period before the Closing Date.
2.5 [Intentionally Omitted]
2.6 Engineering Services. Seller agrees to make its design engineers available to Buyer for a period of one (1) year after the Closing to address any questions related to clarification of Seller’s prototype design and assistance with respect to such prototype design. For the avoidance of doubt such engineering services shall exclude design improvements for purposes of production, except as otherwise expressly agreed by Seller. All services provided by Seller pursuant to this Section 2.6 shall be provided at Seller’s standard market rate of compensation for the services provided, and be subject to the terms of work orders or Contracts for such services to be agreed by the parties.
2.7 Provision of Data and Intellectual Property Rights. Upon Closing, Seller will grant Buyer all necessary data and intellectual property rights held by Seller related to the Acquired Assets.
Article 3
CLOSING; PURCHASE PRICE
3.1 Closing. The closing hereunder (the “Closing”) shall take place telephonically and by electronic exchange of documents, with Closing occurring not later than five Business Days following receipt by the parties of the written consent or acknowledgement of the United States Postal Service (the “USPS Consent”) permitting Buyer to offer Seller’s prototype vehicle created in connection with performance by Seller of the Prime Contract in response to the RFP for the Production Contract (such date of the Closing is hereinafter referred to as the “Closing Date”). The Closing will be deemed effective at 5:00 p.m. in Washington, D.C. on the Closing Date.
3.2 Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Acquired Assets shall be $7,000,000 (the “Purchase Price”) paid pursuant to Section 3.4.
3.3 Escrow. Simultaneously with the execution of this Agreement, Buyer has deposited (i) one million Dollars ($1,000,000) and (ii) 2,340,426 shares of Common Stock (as adjusted pursuant to this Section 3.5, the “Escrow Shares”), into escrow with U.S. Bank (the “Escrow Agent”) to be held pursuant to the terms of an escrow agreement among the Escrow Agent, Buyer and Seller. If at (i) the date that is five (5) days after the date the Production Contract is awarded to Buyer and/or (ii) the date that is one hundred and five (105) days after the date the Production Contract is awarded to Buyer (each such date, an “Adjustment Date”), the Escrow Shares held in Escrow as of such Adjustment Date (together with the value of Escrow Shares (if any) previously released from Escrow pursuant to Section 3.4(a) or (b)) have an aggregate value that is less than five million two hundred eighty thousand Dollars ($5,280,000) or an aggregate value that is more than seven million nine hundred and twenty thousand Dollars ($7,920,000), (each such value to be determined based on the Closing Price of such Escrow Shares), an adjustment shall be made to the number of Escrow Shares. If on either Adjustment Date, the value of the Escrow Shares (together with the value of Escrow Shares (if any) previously released from Escrow pursuant to Section 3.4(a) or (b)) is less than five million two hundred eighty thousand Dollars ($5,280,000) Buyer, within ten (10) days following such Adjustment Date, shall deposit additional shares of Common Stock into escrow with the Escrow Agent so that the total value of all Escrow Shares held in escrow after such additional shares are deposited with the Escrow Agent (together with the value of Escrow Shares (if any) previously released from Escrow pursuant to Section 3.4(a) or (b)) is not less than six million six hundred thousand Dollars ($6,600,000) (based on the Closing Price of such shares immediately preceding the relevant Adjustment Date). If on either Adjustment Date, the value of the Escrow Shares (together with the value of Escrow Shares (if any) previously released from Escrow pursuant to Section 3.4(a) or (b)) is more than seven million nine hundred and twenty thousand Dollars ($7,920,000) the Escrow Agent, within ten (10) days following such Adjustment Date, shall release to Buyer Escrow Shares then held in escrow with a value equal to the difference between six million six hundred thousand Dollars ($6,600,000) and the total value of the Escrow Shares (together with the value of Escrow Shares (if any) previously released from Escrow pursuant to Section 3.4(a) or (b)) as of the relevant Adjustment Date (based on the Closing Price of such shares immediately preceding the relevant Adjustment Date). Notwithstanding the foregoing, Buyer shall only be obligated to deposit additional Escrow Shares with the Escrow Agent within ten (10) days following an Adjustment Date to the extent that the deposit of such shares will not: (1) constitute a “change in control” within the meaning of the Nasdaq Marketplace rules, including but not limited to Nasdaq Marketplace Rule 5635(b); or (2) result in the deposit in escrow (together with the value of Escrow Share (if any) previously released from Escrow pursuant to Section 3.4(a) or (b)) of more than 19.9% of the shares of Common Stock issued and outstanding as of the date of issuance, in accordance with Nasdaq Marketplace Rule 5635(d); or (3) otherwise require the Buyer to seek stockholder approval of such issuance.
3.4 Payment of Purchase Price. The Purchase Price shall be payable as follows: (i) the Escrow Agent shall release to Seller one million Dollars ($1,000,000), upon receipt of the USPS Consent; and (ii) Buyer shall pay to Seller six million Dollars ($6,000,000) (the “Production Payment”), within forty-five (45) days after award of the Production Contract to Buyer. All Purchase Price and other payments due hereunder shall be in cash by wire transfer of immediately available funds to the bank account(s) designated in writing by Seller.
(a) In the event the Production Payment is not made within forty-five (45) days after the award of the Production Contract to Buyer, Buyer shall continue to be obligated to make such payment and in addition, within five (5) business days after the end of such forty-five (45) day period, at Seller’s option either (i) Buyer shall pay to Seller the amount of three hundred thousand Dollars ($300,000) or (ii) the Escrow agent shall release to Seller, or to Seller’s designee, (and deliver stock certificates representing) Escrow Shares with a value (based on the most recent Closing Price at the end of such period) equal to three hundred thousand Dollars ($300,000).
(b) In the event the Production Payment is not made within seventy-five (75) days after the award of the Production Contract to Buyer, Buyer shall continue to be obligated to make such payment and in addition, within five (5) business days after the end of such seventy-five (75) day period, at Seller’s option either (i) Buyer shall pay to Seller the amount of one hundred thousand Dollars ($100,000) or (ii) the Escrow agent shall release to Seller, or to Seller’s designee, (and deliver stock certificates representing) Escrow Shares with a value (based on the most recent Closing Price at the end of such period) equal to one hundred thousand Dollars ($100,000).

(c) In the event payment of the Production Payment is not made to Seller within one hundred five (105) days after the award of the Production Contract to Buyer, within five (5) business days after the end of such one hundred five (105) day period, (1) at Seller’s option either (i) Buyer shall pay to Seller the amount of one hundred thousand Dollars ($100,000) or (ii) the Escrow agent shall release to Seller, or to Seller’s designee, (and deliver stock certificates representing) Escrow Shares with a value (based on the most recent Closing Price at the end of such period) equal to one hundred thousand Dollars ($100,000), and (2) Seller may, at its option, require that the Escrow Agent release to Seller (and deliver stock certificates representing) Escrow Shares with a value (based on the most recent Closing Price at the end of such period) equal to six million Dollars ($6,000,000) in satisfaction of the Production Payment.
(d) At the end of each thirty (30) day period ending after the date that is one hundred five (105) days after the award of the Production Contract to Buyer, if payment of the Production Payment is not made to Seller by Buyer before the end of such period, within five (5) business days after the end of such period, (1) at Seller’s option either (i) Buyer shall pay to Seller the amount of one hundred thousand Dollars ($100,000) or (ii) the Escrow agent shall release to Seller, or to Seller’s designee, (and deliver stock certificates representing) Escrow Shares with a value (based on the most recent Closing Price at the end of such period) equal to one hundred thousand Dollars ($100,000), and (2) Seller may, at its option, require that the Escrow Agent release to Seller (and deliver stock certificates representing) Escrow Shares with a value (based on the most recent Closing Price at the end of such period) equal to six million Dollars ($6,000,000) in satisfaction of the Production Payment.
(e) Following payment of the Production Payment by Buyer to Seller, or the release of Escrow Shares from escrow pursuant to subparagraphs (c) or (d) above in satisfaction of the Production Payment, any Escrow Shares remaining in escrow shall be released to Buyer.
(f) Any and all shares of Common Stock received by Seller pursuant to this Section 3.4 shall be free and clear of all encumbrances and shall be duly issued, fully-paid and non-assessable. Seller commits and covenants that upon release of any Escrow Shares from escrow in accordance with this Section 3.4, Buyer shall effect, as soon as thereafter practicable, but not more than forty-five (45) days thereafter, the Registration of all such Escrow Shares. The Registration Expenses of all Registrations shall be borne by Buyer. It is acknowledged by Seller that Seller shall bear all incremental selling expenses relating to the sale of the Escrow Shares, such as sales commissions, brokerage fees, and, other than as set forth in the definition of “Registration Expenses”, all reasonable fees and expenses of any legal counsel representing Seller.
(g) Seller covenants and agrees that it will not sell any of the Escrow Shares until the earlier of (i) a Registration with respect to such shares being effective or (ii) six (6) months from receipt of such shares from escrow.
(h) In the event Seller receives Escrow Shares in satisfaction of the Production Payment pursuant to Section 3.4(c) or 3.4(d) and the proceeds received by Seller upon sale of such shares is less than six million Dollars ($6,000,000), after payment of all selling expenses,

Buyer shall pay to Seller the amount of such shortfall in cash within five (5) business days after notice of such shortfall is received from Seller.
3.5 Closing Deliverables.
(a) At the Closing, Seller will deliver to Buyer:
(i) the Assignment and Assumption Agreement, duly executed by Seller;
(ii) the Bill of Sale, duly executed by Seller; and
(iii) a certificate signed by the secretary (or another proper officer) of Seller, dated as of the Closing Date, certifying the resolutions of Seller’s board of directors approving this Agreement and the Transactions.
(b) At the Closing, Buyer will deliver to Seller:
(i) the Assignment and Assumption Agreement, duly executed by Buyer;
(ii) the Bill of Sale, duly executed by Buyer; and
(iii) a certificate signed by the secretary (or another proper officer) of Buyer, dated as of the Closing Date, certifying the resolutions of Buyer’s board of directors approving this Agreement and the Transactions.
3.6 Withholding. Buyer will be entitled to deduct and withhold from the Purchase Price and any other payments contemplated by this Agreement such amounts as are required to be deducted and withheld under any applicable Tax Law. To the extent that amounts are so withheld, such amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding were made.
3.7 Allocation of Purchase Price. Within thirty (30) days following the Closing Date, Buyer shall:  (a) prepare a proposed allocation (for all U.S. federal income Tax purposes) of the Purchase Price (including the Assumed Liabilities (and all other capitalized costs)) among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder (the “Proposed Allocation”); and (b) deliver the Proposed Allocation to Seller for its review and comment along with all information Seller reasonably requests in connection with its review of the Proposed Allocation.  If, within fifteen (15) days after Buyer delivers the Proposed Allocation to Seller, Seller does not deliver a written objection to the Proposed Allocation to Buyer, the Proposed Allocation shall be considered to have been approved by Seller and shall become the (“Agreed Allocation”).  If Seller does deliver an objection to the Proposed Allocation in the manner provided above, Buyer and Seller shall negotiate in good faith to agree upon an Agreed Allocation and, if Buyer and Seller are unable to reach agreement within thirty (30) days after Seller delivers such written objection to Buyer as described above, Seller and Buyer shall submit the dispute to a mutually agreed independent firm of certified public accountants, whose decision shall be final and shall become the Agreed Allocation.  Such independent firm shall be selected by mutual agreement of Seller and Buyer, and the fees and costs of such independent firm shall be shared equally by Seller and Buyer.  Seller and Buyer shall not, and shall cause their respective Affiliates not to, take any position on any Tax Return, in connection with any Tax Claim, or for any other Tax purpose, that is inconsistent with the allocation set forth in Agreed Allocation unless required by Law (which for federal income Tax will be presumed to be a “final determination” as defined in Section 1313(a) of the Code).
Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as of the date hereof.
4.1 Organization, Power, Standing. Seller is a corporation duly formed and organized, validly existing and in good standing under the Laws of the State of Delaware.
4.2 Due Authorization. Seller has full power and authority to execute this Agreement and the other Transaction Documents to which it is or will become a party. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will become a party, the performance by it of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate or other action on the part of Seller. This Agreement has been, and the other Transaction Documents to which it is or will become a party have been or will be, duly executed and delivered by Seller and constitutes or will constitute the legal, valid and binding obligations of Seller enforceable in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at Law).
4.3 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the Transactions will not: (i) conflict with any of the provisions of the organizational documents of Seller, including its certificate of incorporation and bylaws; (ii) result in the imposition of any Lien upon any of the Acquired Assets or loss of any rights with respect to the Acquired Assets; (iii) contravene any applicable Law; or (iv) except for the requirements set forth in Section 6.1, require on the part of Seller any filing with or notice to any Governmental Entity or the prior consent of or notice to any other Person.
4.4 Compliance with Laws.
(a) Seller is in compliance with and has complied with all Laws and Orders applicable to the Acquired Assets.
(b) With respect to the Acquired Assets: (i) Seller has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (A) Liability under the False Claims Act or (B) a Claim for price adjustment under the Truth in Negotiations

Act, including, without limitation, Claims based on actual or alleged defective pricing or actual or alleged violations of price reduction clauses or provisions; and (ii) there exists no basis for a Claim of any Liability of Seller by any Governmental Entity as a result of defective cost and pricing data submitted to any Governmental Entity.
(c) With respect to the Acquired Assets: (i) Seller has not received any allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to (A) Liability under the False Claims Act or (B) a Claim for price adjustment under the Truth in Negotiations Act based on violations of Laws, including, without limitation, to Claims based on actual or alleged defective pricing; and (ii) Seller has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Entity with respect to any of the foregoing.
4.5 Brokers. All negotiations relative to the Transactions have been carried out by Seller directly with Buyer and its representatives without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid Claim by any Person against Buyer for a finder’s fee, brokerage commission or similar payment.
4.6 Title. Seller has good and marketable title to all the Acquired Assets, free and clear of any Liens.
4.7 Litigation. There is no Proceeding pending or, to the knowledge of Seller, threatened, against Seller that, if adversely determined, would reasonably be expected to adversely affect the Acquired Assets or the ability of Seller to consummate the Transactions.
4.8 Taxes. Seller has filed all Tax returns of every kind that were required to be filed with respect to the Assumed Liabilities, the Acquired Assets and/or the use or operation of the Acquired Assets (the “Agreement Matters”). All Tax Returns filed with respect to the Agreement Matters were correct and complete in all material respects and filed in accordance with any and all applicable Laws. All Taxes due with respect to the Agreement Matters have been paid in full. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Agreement Matters. Neither Seller nor any of its Affiliates are parties to any Tax allocation or sharing agreement and have no Liability for the Taxes of any other Person, in each case with respect to the Agreement Matters. There are no pending or threatened Claims by any Governmental Entity with respect to Taxes relating to the Agreement Matters. No extension or waiver of the limitation period applicable to any Tax Return of Seller or any of its Affiliates is in effect or has been requested or agreed to with respect to the Agreement Matters. All deficiencies Claimed, proposed or asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns relating to the Agreement Matters have been fully paid or fully settled. No Claim for Taxes has resulted in or is expected to result in a Lien against the Acquired Assets other than a statutory Lien for Taxes not yet due and payable. No Claim has been made in writing by an authority in a jurisdiction where Seller does not file particular Tax Returns or pay particular Taxes that Seller or any of its Affiliates is or may be subject to Tax by that jurisdiction with respect to the Agreement Matters.

4.9 No Undisclosed Liabilities. Seller has not incurred any Liabilities relating to the Acquired Assets, except for: (i) Liabilities that would not reasonably be considered material; (ii) Liabilities that were incurred in the ordinary course of business consistent with past practices (and not as a result of a breach or non-compliance with any contractual or other obligation or violation of Law); (iii) Liabilities that are Retained Liabilities; or (iv) Liabilities that will be discharged or paid in full prior to the Closing Date.
4.10 Program Assets. The Acquired Assets constitute all of the material properties, assets, and rights constituting the work product and deliverables of Seller in connection with the Prime Contract that are necessary for pursuit of the Production Contract.
4.11 Accredited Investor; Purchase for Investment. (a) Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, promulgated under the 1933 Act. (b) Seller is acquiring the shares of Common Stock hereunder for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment in the shares of Common Stock and is capable of bearing the economic risks of such investment.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article 5 are true and correct as of the date hereof.
5.1 Organization, Power, Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.
5.2 Due Authorization. Buyer has full corporate power and authority to execute this Agreement and the other Transaction Documents to which it is or will become a party. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is or will become a party, the performance by it of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which it is or will become a party, will be duly executed and delivered by Buyer and constitutes or will constitute the legal, valid and binding obligations of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at Law). The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is or will become a party require no action by or in respect of, or any filing with, any governmental authority other than compliance with the applicable requirements of the 1933 Act, the 1934 Act, and any other federal or state securities laws.

5.3 No Conflict; Third-party Consents. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, (i) violate or conflict with the provisions of the articles of incorporation of Buyer, (ii) result in the imposition of any Lien upon any of the properties or assets of Buyer or violate or conflict with the terms, conditions or provisions of any contract to which Buyer is a party or is bound, (iii) result in a breach or violation by Buyer of any of the terms, conditions or provisions of any Law or Order, or (iv) except for the requirements set forth in Section 6.1, require on the part of Buyer any filing with or notice to any Governmental Entity, except in the case of clause or (ii) or (iii) above, for such conflicts, breaches, defaults, termination rights or contraventions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions.
5.4 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened, against Buyer that, if adversely determined, would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the Transactions.
5.5 Sufficient Funds. Buyer possesses sufficient funds to consummate the Transactions.
5.6 Condition of Acquired Assets. Buyer acknowledges and agrees that except as expressly set forth in this Agreement: (i) the purchase of the Acquired Assets is on an “as is,” “where is,” “with all faults” basis, and (ii) Seller makes no representation or warranty, express or implied, as to the physical condition or functionality of, or the absence of defects or design flaws in, the Acquired Assets or their fitness or suitability for any purpose. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding the functionality of, or absence of defects or design flaws in the designs, drawings or other information included in the Acquired Assets and/or relating to the prototype vehicles provided to USPS pursuant to the Prime Contract.
5.7 Brokers. All negotiations relative to the Transactions have been carried out by Buyer directly with Seller and its representatives without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid Claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.
5.8 Buyer’s Due Diligence. Buyer acknowledges that, except for the matters that are expressly covered in Article 4 of this Agreement, Buyer is relying on its own investigation and analysis in entering into the Agreement, and that this Agreement is the product of arms’ length negotiations. Buyer is an informed and sophisticated participant in the Transactions and has undertaken such investigation, and has been provided with and has evaluated such documents and information as it has deemed necessary in connection with the execution, delivery, and performance of this Agreement. Buyer acknowledges that it is acquiring the Acquired Assets without any representation or warranty, express or implied, by Seller or any of its Affiliates except as expressly set forth in Article 4.
Article 6

COVENANTS
6.1 Consent of USPS. Promptly following the date hereof, and subject to the following sentence, Seller and Buyer shall use their respective reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain (and cooperate with each other in obtaining) the USPS Consent. The preceding sentence shall not require Seller: (i) to take, or cause to be taken, any actions, or to do, or cause to be done anything which Seller is not obligated to take or do pursuant to the terms of this Agreement; (ii) to undertake any agreements or obligations with respect to the USPS; or (iii) to amend this Agreement in any respect.
6.2 Production Contract. Promptly following the date hereof, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain award of the Production Contract. Buyer shall be solely responsible for all costs and expenses incurred in obtaining the award of the Production Contract.
6.3 Record Retention. Each party agrees that for a period of not less than five (5) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the fifth anniversary of the Closing Date or, at an earlier time by giving the other party hereto twenty (20) Business Days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other party’s expense, custody of such books and records as such first party may intend to destroy.
6.4 Taxes. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information concerning the Assumed Liabilities, the Acquired Assets and/or the use or operation of the Acquired Assets for any Tax period beginning on or before the Closing which are reasonably relevant to any Tax Return or such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any fees, duties, sales, use, transfer, documentary, recording, registration, stamp or similar Taxes (all including penalties, interest and other charges with respect thereto, “Transfer Taxes”) arising as a result of the Transactions shall be borne equally by Buyer and Seller, and each of Buyer and Seller shall cooperate with respect to the preparation and timely filing of any Tax Returns with respect to Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such Transfer Taxes payable in connection with the Transactions.
6.5 Publicity. Seller and Buyer agree that, from the date hereof through the award of the Production Contract, no public release or announcement concerning the Transactions shall be issued without the prior consent of each party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Law or Order, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
6.6 Confidentiality. The parties acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by a party to another party in connection with the Transactions is subject to the terms of and shall be treated in accordance with the Confidentiality Agreement.
6.7 Further Information. From time to time after the Closing: (i) Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer, and to place Buyer in possession and control of, the Acquired Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto, including without limitation and subject to Section 6.1, obtaining any necessary consents from third parties;, and (ii) Buyer shall execute and deliver such other instruments of assignment or assumption and documents related thereto and take such actions as Seller may reasonably request in order to assure Buyer’s assumption of the Assumed Liabilities.
6.8 Restrictive Covenant. Seller agrees that for a period of two (2) years following the Closing, Seller shall not take any action to compete for or be awarded the Production Contract (whether as prime contractor or subcontractor), or to interfere with Buyer’s efforts to be awarded the Production Contract, or to otherwise compete with Buyer with respect to telematics and similar activities for the NGDV vehicles without prior written consent from Buyer. For the avoidance of doubt this Section 6.8 shall not be construed to restrict Seller from seeking or obtaining Contracts with the United States Postal Service other than the Production Contract. This clause is void in the event that the USPS consent is withdrawn prior to Buyer’s submission of a bid for the Production Contract.
6.9 Supply of Bodies. In the event the Production Contract is awarded to Buyer, Buyer hereby agrees to allow Seller to provide quotes in connection with the supply of vehicle bodies or components of the vehicle bodies by Seller to Buyer in connection with the Production Contract. The supply of vehicle bodies by Seller contemplated by this Section 6.9 shall be subject to the terms of subcontracts and work orders to be agreed by the parties and acceptance by Buyer, in its sole discretion of price, quality and quantity as set forth in Seller’s bid.
Article 7
CONDITIONS PRECEDENT TO CLOSING
7.1 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:
(a) The representations and warranties of Buyer made in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, and each of such representations and warranties not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except in each case, for those representations and warranties that address matters only as of a particular date (which shall be true and correct (in all respects or all material respects, applicable) as of such date).
(b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Buyer at or prior to the Closing.
(c) The parties shall have obtained the USPS Consent.
(d) No temporary restraining Order, preliminary or permanent injunction, cease and desist Order or other Order or Proceeding prohibiting or seeking to enjoin, prohibit or otherwise prevent the purchase and sale contemplated by this Agreement or the consummation of a material portion of the Transactions to be effected at the Closing shall be in effect or pending.
7.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:
(a) The representations and warranties of Seller made in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, and each of such representations and warranties not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except in each case, for those representations and warranties that address matters only as of a particular date (which shall be true and correct (in all respects or all material respects, as applicable) as of such date).
(b) Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Seller at or prior to the Closing.
(c) The parties shall have obtained the USPS Consent.
(d) No temporary restraining Order, preliminary or permanent injunction, cease and desist Order or other Order or Proceeding prohibiting or seeking to enjoin, prohibit or otherwise prevent the purchase and sale contemplated by this Agreement or the consummation of a material portion of the Transactions to be effected at the Closing shall be in effect or pending.
Article 8
INDEMNIFICATION; SURVIVAL
8.1 Indemnification by Buyer. Subject to the terms and conditions of this Article 8, following the Closing, Buyer shall indemnify Seller, each of its Affiliates, and their respective stockholders, members, successors, assigns, officers, directors, managers, employees, agents and representatives (collectively, the “Seller Indemnified Persons”) against any Loss suffered or incurred by any such Seller Indemnified Person, arising or resulting from or based upon:
(a) any breach of any representation or warranty of Buyer contained in this Agreement;
(b) any breach of any covenant of Buyer contained in this Agreement;
(c) any Taxes payable by Buyer under this Agreement; or
(d) any failure to discharge the Assumed Liabilities.
8.2 Indemnification by Seller. Subject to the terms and conditions of this Article 8, following the Closing, Seller shall indemnify Buyer, each of its Affiliates, and their respective stockholders, members, successors, assigns, officers, directors, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) against any Loss suffered or incurred by any such Buyer Indemnified Person, arising or resulting from or based upon:
(a) any breach of any representation or warranty of Seller contained in this Agreement;
(b) any breach of any covenant of Seller contained in this Agreement;
(c) any Taxes payable by Seller under this Agreement; or
(d) any of the Retained Liabilities.
8.3 Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and remain in full force and effect: (i) for a period of five (5) years following the Closing with respect to the Fundamental Representations and covenants and agreements; (ii) until the expiration of the statute of limitations plus 60 days with respect to the representations and warranties set forth in Section 4.8 (Taxes) and Tax covenants; (iii) for a period of three (3) years following the Closing with respect to the Government Contract Representations; and (iv) for a period of twelve (12) months following the Closing, with respect to all other representations and warranties. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with the preceding sentence will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification is satisfied or otherwise resolved.
8.4 Treatment of Indemnification Payments. To the extent permitted by Law, all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price.
8.5 Limitations on Indemnification by Seller. Notwithstanding anything contained in Section 8.2, the indemnification obligations of Seller in Section 8.2(a) are subject to the following limitations:

(a) Seller shall not be required to indemnify any Buyer Indemnified Person in respect of any Losses for which indemnity is claimed under Section 8.2 unless and until the aggregate amount of all such Losses for which indemnification is being claimed equals or exceeds $110,000 (at which point only the Losses in excess of such amount shall be payable); and
(b) Seller shall not be required to indemnify Buyer Indemnified Persons in respect of any Losses for which indemnity is claimed under Section 8.2 to the extent that the aggregate amount of such Losses exceeds $1,050,000.
Notwithstanding the foregoing, the limitations in this Section 8.5 shall not apply to indemnification claims regarding breaches of Fundamental Representations, breaches of covenants, failure of Seller to satisfy Retained Liabilities or Seller’s fraud.
Article 9
TERMINATION
9.1 Termination of Agreement. The parties may terminate this Agreement as provided below:
(a) Buyer or Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b) Buyer or Seller may terminate this Agreement if a Claim by a Governmental Entity is made to prevent the Closing and not dismissed within 60 days;
(c) Buyer or Seller may terminate this Agreement if the terminating party is not then in breach of this Agreement and the other party materially breaches this Agreement and such breach causes any condition in Article 7 to become no longer capable of being satisfied; or
(d) If the Closing has not occurred on or before the one year anniversary of the date hereof and no action to specifically perform this Agreement has been brought, then this Agreement may be terminated by either party upon notice to the other party.
9.2 Effect of Termination. Upon the termination of this Agreement, neither party shall have any further obligation to the other, except that: (a) no termination shall prejudice any claim either party may have that arises before the effective date of such termination; and (b) termination of this Agreement does not terminate or otherwise affect the rights and obligations set forth in this Article 9 and in Sections 6.5 (Publicity), 6.6 (Confidentiality) and 10.1 (Expenses), which survive termination as independent obligations. In addition, Article 10 (Miscellaneous) survives in connection with enforcing rights and obligations that survive pursuant to the foregoing sentence.
Article 10
MISCELLANEOUS

10.1 Expenses. Each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement. Each of Buyer and Seller agree to indemnify and save the other harmless from any Claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent employed by the other party.
10.2 Solicitation of Seller Employees. Seller confirms that prohibitions against recruitment of Seller employees in prior agreements are no longer applicable with respect to Seller employees primarily engaged on behalf of Seller in connection with performance of the Prime Contract and that Buyer may engage in recruiting efforts with such employees, provided that Buyer provides Seller with prior written notice of it its intention to recruit each such employee, by name, before making contact with the employee.
10.3 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles that would require the application of any other Law.
10.4 Jurisdiction; Service of Process. Any action or Proceeding arising out of or relating to this Agreement may be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all Claims in respect of the action or Proceeding shall be heard and determined only in any such court and agrees not to bring any action or Proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or Proceeding referred to in the first sentence of this Section 10.4 may be served on any party anywhere in the world.
10.5 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
10.6 Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law: (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
10.7 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when (i) delivered by hand or by a nationally recognized overnight courier service (costs prepaid), (ii) sent by electronic mail with confirmation of delivery, or (iii) received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:if to Buyer, to:

Workhorse Group Inc.
100 Commerce Drive
Loveland, Ohio 45140
Attn: Paul Gaitan, CFO
Telephone: +1.513.766.1949
Email: paul.gaitan@workhorse.com

if to Seller, to:

ST Engineering Hackney, Inc.
911 West 5th Street, Washington, NC 27889, USA
Attn: Chee Meng Fann, Chief Operating Officer
Telephone: +1.252.946.6521 ext. 2304
Email: cfann@vthackney.com

Either party hereto may change its contact information for notices and other communications hereunder by notice to the other party hereto.
10.8 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party (including, by operation of Law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the permitted assigns of the parties.
10.9 No Third-party Beneficiaries. Except in the case of Buyer Indemnified Persons or Seller Indemnified Persons as provided in Article 8, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights, remedy or Claim hereunder.
10.10 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.
10.11 Interpretation; Exhibits and Schedules. The headings contained in this Agreement and in any Exhibit or Schedule to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context otherwise requires, references to Sections, Articles, Exhibits or Schedules refer to Sections, Articles, Exhibits or Schedules of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning ascribed to such term in this Agreement. Whenever used in this Agreement, a singular number shall include the plural and a plural the singular. Pronouns of one gender shall include all genders. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements and shall be deemed to be followed by the words “without limitation.”
10.12 Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.
10.13 Termination of Subcontract. Upon the effective date of this Agreement, the parties agree that the subcontract signed by the parties on May 12, 2017 relating to the parties performance of the Prime Contract (the “May 2017 Subcontract”), is hereby terminated and of no further force or effect, except as provided below. Upon execution and delivery of this Agreement, except as provided below, neither Buyer nor Seller nor any of their Affiliates will have any further rights, liabilities, or obligations under the May 2017 Subcontract, and each of Buyer and Seller here by releases the other and its Affiliates from any such liabilities or obligations, except with regard to the parties’ obligations regarding the protection of confidential or proprietary information. Notwithstanding the foregoing, neither party to this Agreement nor their Affiliates shall be released from any obligations or liabilities under the May 2017 Subcontract to the extent a third party makes Claims for which a party to this Agreement would have any obligation or liability pursuant to the May 2017 Subcontract in the absence of this Section 10.13.
10.14 Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.
10.15 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
10.16 Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any Laws relating to the interpretation of Contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive the effects of such Laws.
10.17 Counterparts. This Agreement and the other Transaction Documents may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
10.18 Non-Disparagement. Each party agrees not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the other party, any of its Affiliates, or any of their respective officers, directors or stockholders. This Section 10.18 shall not be construed to prohibit any Person from responding publicly to incorrect public statements or from making truthful statements when required by Law, subpoena, court Order, or the like.[Signature Page Follows on Next Page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.
ST ENGINEERING HACKNEY, INC.

By: /s/Steve Miller
        Name: Steve Miller
        Title:  President and CEO

WORKHORSE GROUP INC.

By: /s/Paul Gaitan
        Name: Paul Gaitan

        Title:  Chief Financial Officer

Signature Page to Asset Purchase Agreement

Schedule 2.1
Acquired Assets
Technical Package: For both the standard and small tested prototypes bodies.
1)Exploded BOM’s - NGDV EXPLODED BOMS_W-Vendors_05-31-2019.xlsx
a. Part number
b. Part Description
c. Quantity
d. Drawing number (when applicable)

2)CAD Files and Drawings of the standard tested prototypes.
a. NGDV100000 (stp,igs,dxf, native extensions available)
b. NGDV100030 (stp,igs,dxf) – HFE updates (CAD File Only)

3)Copy of ECN’s approved by USPS.
a. DRR – 001 thru 048

4)Vendor Listing - NGDV EXPLODED BOMS_W-Vendors_05-31-2019.xlsx
a. Purchased Parts Vendors - includes p/n, description, contact information.
b. Service/Support Vendors – vendor contact information.
i. DiSTI - OID
ii. Engineering Answers - FMVSS consulting and testing (Jim Chinni)
iii. Reps Resources – OIM
          iv. Transportation Research Center – Performance Testing

5) Tool/Dies/Fixtures
a. ST Engineering Hackney List - VT Hackney NGDV List of Fixtures_19-05-31.xlsx
b. NGDV Subcontractors List - VT Hackney Tooling List by Supplier_19-05-31.docx
         i. Custom Glass
ii. Hart Plastics
iii. Romeo Rim
iv. MFG

6)  Owners Information Manual
         a. Rights released

Testing/Qualifications:
1)Copy of FMVSS Waiver
FINAL Agreement - VT Hackney.pdf

2) Copy of EPA Exemption
Approved - VT Hackney 2017-APRIL-LD-TEST-I-7253.pdf
Approved - VT Hackney EXT 2017-APRIL-LD-TEST-I-7253.pdf
Approved - VT Hackney Final EXT 2017-APRIL-LD-TEST-I-7253.pdf

3) Testing reports and certifications for FMVSS applicable standards of NGDV tested prototypes
a.Vehicle Commissioning Documents
b.SOO Performance Testing
c.FMVSS Testing

Inventory:
1)On hand inventory/spares of tested NGDV prototypes bodies - USPS Inventory Count_March_2019.xlsx

2)In the event that the USPS decides not to take title of any of the property supplied to them under the Prototype Contract then such property, including vehicle titles, subject to any necessary consent and approvals (including but not limited to any regulatory approvals) Seller will transfer title of such property to Buyer. Seller agreed to cooperate with seeking the necessary approvals and will not unreasonably withhold assistance or consent.

Documentation:

1)Copy of Prime Contract and Amendments for NGDV Prototype Program
2)Native format submissions to USPS (SOO A “General Requirements”) Table 3.
a. PDR Presentation
b. PDR Minutes
c. Computer Simulation 3D Model
d. CDR Presentation
e. CDR Sign in
f. CDR Minutes
g. Status Reports Nov 16’ – Sept 17’
h. Monthly Progress Reports Oct 16’ – Sept 17’
i. Action Item Excel File
j. TRM Meeting Minutes
k. Preliminary Production Cost Estimate (WH already has)
3)Subcontractor Agreements
a. DiSTI
i. DiSTI – Pricing Proposal

b. Prefix
i. Prefix – Pricing Proposal
4)Tested Prototype Supplier Pricing - NGDV100000_BOM_Costing_19-06-03.xlsx

Schedule 2.3
Assumed Liabilities
1.Any and all Liabilities arising from or relating to any inaccuracy of design information, drawings, etc. included in the Acquired Assets.
2.Any and all Liabilities arising from or relating to any lack of suitability of any design, or drawings included in the Acquired Assets for the purpose for which they were intended.
3.Any and all Liabilities arising from or relating to any failure of any of the Acquired Assets to be in compliance with USPS requirements.
4.Any and all Liabilities arising from or relating to any failure of the Acquired Assets to be in compliance with any applicable Law.